Exhibit (a)(5)(B)

CIM Commercial Trust Announces Preliminary Results of Tender Offer

DALLAS, June 14, 2016 - - CIM Commercial Trust Corporation (NASDAQ:CMCT), a real estate investment trust (REIT) that principally invests, owns, and operates Class A and creative office investments in vibrant and improving urban communities throughout the U.S., announced today the preliminary results of its cash tender offer (the “Tender Offer”) to purchase up to 10 million shares of its common stock (the “Common Stock”) at a price of $21.00 per share, which expired at 11:59 P.M., New York City time, on June 13, 2016.

Based on the preliminary count by the depositary for the Tender Offer, a total of 96,294,153 shares of Common Stock were properly tendered and not properly withdrawn in the Tender Offer, including shares tendered via notices of guaranteed delivery.

The Tender Offer was oversubscribed.  In accordance with the terms and conditions of the Tender Offer, the Company expects to purchase, on a pro rata basis, 10 million shares of Common Stock at the purchase price of $21.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for an aggregate purchase price of $210 million, excluding fees and expenses related to the Tender Offer.  As such, and based on the preliminary count by the depositary, the depositary for the Tender Offer has determined that the preliminary proration factor for the Tender Offer is approximately 10.38%. The shares expected to be purchased represent approximately 10.24% of the Company’s currently outstanding shares of Common Stock.

The number of shares of Common Stock expected to be purchased in the Tender Offer and the proration factor referred to above are preliminary and subject to change. The final number of shares of Common Stock to be purchased and the final proration factor will be announced following completion of the verification process. Payment for the shares of Common Stock accepted for purchase pursuant to the Tender Offer, and the return of all other shares of Common Stock tendered and not purchased, will occur promptly thereafter.

American Stock Transfer and Trust Company, LLC served as the depositary and paying agent for the Tender Offer, and D.F. King & Co., Inc. served as information agent for the Tender Offer. Questions and requests for assistance by shareholders may be directed to D.F. King & Co., Inc. at (866) 406-2283 (Toll Free).

IMPORTANT NOTICE

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company.

ABOUT CIM COMMERCIAL TRUST CORPORATION

CIM Commercial Trust Corporation is a real estate investment trust (REIT) that principally invests, owns, and operates Class A and creative office investments located in vibrant and improving urban communities throughout the U.S. Properties are primarily located in Los Angeles, the San Francisco Bay Area, Sacramento, and Washington, D.C. CIM Investment Advisors, LLC, the manager of CIM Commercial Trust, is comprised of a seasoned team of real estate investment professionals with extensive expertise in acquisitions, investments, development, finance, leasing, asset management, as well as in-house research capabilities. In addition, CIM Commercial Trust continues to deploy a portion of its capital to its real estate lending platform through its wholly owned subsidiary (d/b/a PMC Commercial Trust) that originates and services loans under the U.S. Small Business Administration 7(a) Guaranteed Loan Program as well as through other lending programs. www.cimcommercial.com

FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial Trust Corporation on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or “should” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

CIM Commercial Trust bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial Trust and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in CIM Commercial Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial Trust to predict all of them. Nor can CIM Commercial Trust assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial Trust undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

For CIM Commercial Trust Corporation
Media Relations:
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

Or

Investor Relations:
Steve Altebrando, 646-652-8473
investors@cimcommercial.com